Exhibit 99.1

ERI Expands Its Board With a New Director

Jackalyne Pfannenstiel, Former California Energy Commission Chairman, Appointed to ERI Board of Directors

SAN LEANDRO, Calif.--(BUSINESS WIRE)--February 26, 2009--Energy Recovery, Inc. (“ERI”) (NASDAQ:ERII), a global leader of ultra-high-efficiency energy recovery products and technology for desalination announces the newest addition to its board of directors, Jackalyne Pfannenstiel, former Chairman of the California Energy Commission.

Jackalyne Pfannenstiel was appointed by Governor Arnold Schwarzenegger to a five-year term as Commissioner and Chairman of the California Energy Commission. The Energy Commission is a full-time energy regulatory and policy agency. As Chair, Ms. Pfannenstiel focused on climate change, energy efficiency, demand response, renewable energy and land use. She was also the presiding commissioner for the 2007 Integrated Energy Policy Report, which documented recommendations on executive and legislative actions governing how the energy sector will meet California’s carbon reduction goals.

Prior to heading the Commission, she was the Vice President of Strategic Initiatives for Pacific Gas & Electric (PG&E) and PG&E Corporation in San Francisco, CA. She held various responsibilities at the utility company over a 20-year career. Ms. Pfannenstiel received her BA in economics from Clark University, her MA in economics from the University of Hartford, and an executive MBA from Stanford University.

GG Pique, ERI President and CEO stated, “Jackie’s work and advocacy in energy efficiency at the state level is extremely valuable to us, and we’re delighted she’s joined. Bringing engineering sciences and energy efficiency experts to our board will help us move in the right direction to increase awareness of the crucial interdependence between water and energy, as well as the global fresh water scarcity now starting to affect California.”

About ERI®

Energy Recovery, Inc. (ERI) is a leading manufacturer of energy recovery devices which help make desalination affordable by significantly reducing energy consumption. ERI’s PX Pressure Exchanger® (PX®) device is a rotary positive displacement pump that recovers energy from the high pressure reject stream of SWRO systems at up to 98% efficiency with no downtime or scheduled maintenance.

The company has research, development and manufacturing facilities in the San Francisco technology corridor as well as direct sales offices and technical support centers in key desalination hubs such as Madrid, UAE, Shanghai and Florida. ERI service representatives are based in Algeria, Australia, China, India, Korea, Mexico, Taiwan and the Caribbean.

For more information on ERI and PX technology, please visit www.energyrecovery.com.

CONTACT:
Energy Recovery Inc.
Audrey Bold, +1-510-483-7370
abold@energyrecovery.com